EXHIBIT 10.7

STERIS Corporation
Management Incentive Compensation Plan Fiscal Year 2003
Corporate

STERIS Corporation provides incentive compensation opportunities for Employees at the Manager level and higher through the Management Incentive Compensation Plan (MICP). The incentive Plan is designed to reward achievement of Company and Group performance objectives. The Program is intended to encourage participants to focus on the achievement of individual objectives that support Company goals through teamwork, personal initiative, and efficiency.

OVERVIEW:

The MICP is an annual incentive compensation program that is reviewed, revised, and approved annually by the Board of Directors. At the beginning of the fiscal year, an incentive compensation pool is created, based on individual employee incentive targets tied to grade level and overall responsibilities. The incentive compensation pool is then evaluated against achievement of performance criteria, which for fiscal year 2003 is Revenue Growth, Earnings Before Interest & Taxes (EBIT) Margin, and Net Income (excluding one-time charges) objectives that are based upon the Annual Business Plan. The program includes parameters for a minimum payout at threshold achievement levels and maximum payout, or cap, for exceeding the performance criteria established at the beginning of the fiscal year.

Individual determination, or payout, of incentive compensation will be at management’s discretion and will be based upon individual performance against MBOs established, and agreed to at the beginning of the fiscal year, and other criteria as set forth in the individual business units’ performance evaluation program. In addition, payouts will be charged against the overall corporate incentive compensation pool. In no case will the sum total of individual employee incentive compensation recommendations exceed the overall corporate incentive compensation pool.

Bonus payments will be made to participants, who are active employees at the end of fiscal year and who are actively employed through the date that the MICP payments are paid out. 2002 Bonus payments will be made to the plan participants no later than 90 days after the end of the fiscal year. The following parameters have been established for FY’03 (April 1, 2002 - March 31, 2003) for your group:

		Achievement Level
Corporate Performance Criteria	Weight	Threshold (50%)	Plan (100%)	Maximum (150%)
Revenue Growth:	33%	$866,700,000	$940,400,000	$1,000,000,000
Earnings Before Interest & Tax Margin:	33%	9.3%	11.7%	14.3%
Net Income:(Excluding one-time charges)	33%	$ 46,200,000	$ 66,200,000	$ 87,100,000

Note:    Minimum Net Income Achievement of $46.2 million is required before any payout may be made under the Plan.

ELIGIBILITY:

As a key member of management, you are eligible for participation in the MICP.

New hires included in the program will begin participation in the MICP during the first full month of their employment (i.e. hired on or before the 15th of a month, effective the first of that month; hired on or after the 16th of the month, effective the following month) and their participation pro-rated for their first year of participation.

At the discretion of the Compensation Committee of the STERIS Board of Directors, should an individual’s position or level change during the fiscal year, the Employee’s annual MICP calculation will be prorated for the time in each position or level. Participants will be entitled to receive a bonus payment earned under the Plan for the fiscal year if, and only if, he or she remains in the employ of the Company through the end of that fiscal year and thereafter through the date on which bonuses are paid for the fiscal year.

The Management of STERIS Corporate retains the discretion to deny payment of any bonus amount otherwise earned by a participant if, in Management’s sole discretion, there is just cause to do so. If Management exercises this discretion with respect to any participant for any year, he or she will not be entitled to receive any bonus under the MICP with respect to that year.

POOL and BONUS CALCULATION:

The following formula is utilized for calculating the Corporate Bonus Pool and individual bonus payout:

•	Pool

°	Sum of Employee Targets x (Performance Criteria Weight) x (Performance Criteria Achievement Level – e.g., Revenue, EBIT and NI) = Corporate Bonus Pool

•	Individual Employee Bonus Payout

MICP	Target

x Performance Achievement Factor applied to MICP Target (See Attached)
Individual Annual Payout

Example:    Company achieves 100% of plan for all performance criteria.

Performance Criteria Weight		x	Performance Criteria Achievement Level	=	Bonus Pool

Revenue Growth	33.33%	x	100%	=	33.33%
EBIT Margin	33.33%	x	100%	=	33.33%
Net Income	33.33%	x	100%	=	33.33%

			Total Bonus Pool Percent:		100.00%

Effective:    April 1, 2002

Example (Continued): Company achieves 100% of plan for all performance criteria.

Sum of Targets at beginning of FY	$1,000,000

Sum of Targets	$1,000,000
x Total Bonus Pool Percent	100%

Pool Total	$1,000,000

Example (Continued): Employee achieves 90% of planned MBOs and is evaluated as “Meets” against business unit performance criteria.

Individual Performance Achievement Factor 90%
x Individual Target MICP Payout         x         $8,000.00 (e.g. manager bonus level of 20% x $40,000 salary level)

Individual Annual Payout                                 $7,200.00

Payout Guideline as a % of MICP Target Opportunity
Performance Rating	1	2	3	4
Recommended MICP Payout Range as a Percentage of Target Opportunity	0% to 80%	80% to 95%	95% to 110%	110% to 120%

•	Payouts should be consistent with the employee’s achievement of objectives, overall contribution to the organization and performance rating

•	Guidelines are established to provide recommended payout ranges based on employee performance